EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Adolor Corporation:

We consent to the use of our report dated February 24, 2011, with respect to the consolidated balance sheets of Adolor Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related consolidated financial statement schedule, incorporated herein by reference.

/s/ KMPG LLP

Philadelphia, Pennsylvania
August 9, 2011